As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-201346

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TetraLogic Pharmaceuticals Corporation

(Exact name of registrant as specified in charter)

Delaware	42-1604756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 1305
Paoli, PA 19301

(610) 889-9900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Kevin Buchi

President and Chief Executive Officer

TetraLogic Pharmaceuticals Corporation

P.O. Box 1305
Paoli, PA 19301

(610) 889-9900

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:

Jeffrey P. Libson, Esq.

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

Tel: (610) 640-7800; Fax: (610) 640-7835

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of TetraLogic Pharmaceuticals Corporation (“TetraLogic”) on Form S-3 (File No. 333-201346) filed with the Securities and Exchange Commission (the “SEC”) on January 2, 2015 (the “Registration Statement”), pursuant to which TetraLogic registered the offer and sale from time to time of up to $150,000,000 in proposed maximum aggregate offering price of shares of its common stock, shares of its preferred stock, debt securities, warrants, units and subscription rights (the “Securities”).

TetraLogic is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by TetraLogic pursuant to the terms of the Registration Statement, remove from registration any and all Securities registered but unsold under the Registration Statement as of the date hereof. As a result of this deregistration, no Securities or other securities remain registered for offer and sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Paoli, Pennsylvania on November 3, 2016.

TetraLogic Pharmaceuticals Corporation

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.